UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2009

Colorado Wyoming Reserve Company

(Exact name of Registrant as specified in its charter)

Wyoming	000-09482	83-0246080
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

751 Horizon Court, Suite 205, Grand Junction, Colorado	81506
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (970) 255-9995

  N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS

September 7, 2009. Management has been working hard on looking at possible acquistions in the past few months. We have visited and looked at opportunities in West Virginia; Dallas, and Houston, TX, and Calgary, Alberta, Canada. We submitted an offer in one case but were unsuccessful in winning the bid. The process continues and we shall keep everyone apprized of the progress.

Meanwhile, Management is also working to regain for the Company its OTCBB [over the counter bulleting board] status. For this purpose, we will be working with our Board to get the Company financials and other matters up to the required standards. Once this is accomplished, the Company will be in much better shape to be able to move forward with a potential/possible acquisition. The plan continues to be to have income generating operations...and then get into a position to be able to grow, both through acquisitions and by working on our current properties to exploit opportunities of growth found therein. The biggest challenge ...and the one we have to do our utmost to overcome...being the Paradox Basin assets that have essentially been laying dormant for many years now. Management believes a potential exists of discovering substantial oil and gas reserves by fully exploiting these assets. To accomplish some of the above the Company will likely be in need of some funds...

Additional information may be found at: www.coloradowyoming.com

Contacts:

Waseem A. Sayed Ph.D, Tel: 909-438-6337

Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in the future periods to differ materially from possible results. These risks and uncertainties include, among other things, volatility of oil and gas prices, product demand, market competition, imprecision of reserve estimated and the Company’s ability to replace and expand oil and gas reserves. These and other risks are described in the Company’s annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLORADO WYOMING RESERVE COMPANY

By:	/s/ Kim M. Fuerst
Name: Kim M. Fuerst
Title: Chairman

Dated: July 27, 2009